Exhibit 10.3

DCS Finance, LLC	Christy 2017, LP
3953 Maple Ave. Suite 150	2363 Regan Street
Dallas, TX 75219	Dallas, TX 75219

CONFIDENTIAL

December 22, 2024

COMMITMENT LETTER

Xerox Holdings Corporation

201 Merritt 7

Norwalk, CT 06851

Attention: Stuart Kirk

Re:	Xerox – HoldCo Notes

Ladies and Gentlemen:

You have advised DCS Finance, LLC (“Deason”) and Christy 2017, LP (“Thompson” and, together with Deason and any person that becomes party to this Commitment Letter in accordance herewith and that assumes any portion of the Commitments (as defined below) hereunder, “we”, “us” or the “Commitment Parties”, and each a “Commitment Party”) that Xerox Corporation (“OpCo”), a direct wholly-owned subsidiary of Xerox Holdings Corporation (“Holdings” or “you”), intends to acquire, directly or indirectly (the “Acquisition”), all of the issued and outstanding equity interests of the entity previously disclosed as “Belmont” (the “Target” and, together with its subsidiaries, the “Acquired Business”), from the existing shareholders of the Target (collectively, the “Sellers”). We understand that, in connection with the foregoing, you intend to consummate the Acquisition and the other Transactions described and defined in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in the Transaction Description, the Term Sheet (as defined below) attached hereto as Exhibit B (the “Term Sheet”) and the Closing Conditions attached hereto as Exhibit C (the “Conditions Annex”); this commitment letter, the Transaction Description, the Term Sheet and the Conditions Annex, collectively, the “Commitment Letter”. As used in this Commitment Letter, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1. The Commitments.

In connection with the Transactions, each of Deason and Thompson (each, an “Initial Purchaser”) is pleased to advise you of its several, but not joint, commitment, directly or through one or more of its affiliates, to purchase the principal amount of a senior unsecured notes as set forth in Annex B hereto (the “Notes”, and such commitment, the “Commitment”) in an aggregate principal amount of $250.0 million.

You have advised us that, subject to the terms described in this paragraph below, it is intended that the financing for the Transactions will include the Notes (the “Debt Financing”).

The respective commitments of each Commitment Party described in this Section 1 are collectively referred to herein as the “Commitments.” Our respective Commitments are, in each case, on the terms and subject solely to the conditions set forth in (i) Section 3 of this Commitment Letter, (ii) Exhibit B to this Commitment Letter under the heading “Conditions Precedent” and (iii) Exhibit C to this Commitment Letter and are being made on the basis that the Transaction Description is and on the Closing Date will be accurate in all material respects and in no case has been modified in a manner materially adverse to the Commitment Parties. This Commitment Letter includes certain of the material provisions of the Notes. Additional terms, covenants, representations, warranties, default clauses and other provisions will be contained in the definitive documents relating to the Debt Financing (collectively, the “Definitive Debt Documents”). Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters. Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein, including an agreement to negotiate in good faith the Definitive Debt Documents in a manner consistent with this Commitment Letter, it being acknowledged and agreed that, notwithstanding any other provisions hereof or in the Definitive Debt Documents, the Commitments provided hereunder are subject solely to the conditions precedent set forth in Section 3 hereto, Exhibit B hereto under the heading “Conditions Precedent” and Exhibit C hereto.

2. Titles and Roles. As consideration for the Commitments of the Commitment Parties, subject to the immediately succeeding paragraph, you agree that you hereby retain and will cause your affiliates to retain an agent determined in our discretion as the agent for the Notes (the “Agent”).

It is agreed that no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Notes unless mutually agreed.

3. Conditions Precedent. The purchase of the Notes on the Closing Date is solely conditioned upon satisfaction or waiver by us of the following conditions: (i) from the date of the Acquisition Agreement, there shall not have occurred any “Material Adverse Effect” (as defined in the Acquisition Agreement (as in effect on the date hereof)) that is continuing as of the Closing Date; (ii) the Specified Acquisition Agreement Representations (as defined below) and the Specified Representations (as defined below) shall be true and correct in all material respects on the Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects on the Closing Date (after giving effect to any such qualification therein); (iii) the conditions expressly set forth in Exhibit B to this Commitment Letter under the heading “Conditions Precedent”; and (iv) the conditions set forth in Exhibit C to this Commitment Letter. For purposes hereof, “Specified Representations” means the representations and warranties given by Holdings set forth in the Definitive Debt Documents relating to organizational existence of Holdings, power and authority (solely as to execution, delivery and enforceability of the Definitive Debt Documents), the due authorization, execution, delivery and enforceability of the Definitive Debt Documents; the Notes ranking senior in payment priority with all other unsubordinated debt of Holdings; no conflicts with (i) organizational documents and (ii) material indebtedness, in each case, with respect to the issuance and sale of the Notes; solvency as of the Closing Date (after giving effect to the Transactions (as defined below)) of Holdings and its subsidiaries on a consolidated basis; and the use of the proceeds of the issuance of the Notes not violating Federal Reserve margin regulations, the Investment Company Act, the FCPA, AML, OFAC and anti-terrorism laws (including the Patriot Act). Notwithstanding anything in this Commitment Letter to the contrary, upon satisfaction or waiver by us of such conditions, the issuance and sale of the Notes shall occur.

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Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other letter agreement or other undertaking concerning the financing of the Transactions or the Acquisition to the contrary, (i) the only representations and warranties the making and accuracy of which shall be a condition to the purchase of the Notes on the Closing Date shall be (A) such of the representations and warranties made by (or with respect to) the Acquired Business in the Acquisition Agreement as are material to the interests of the Commitment Parties, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties, in each case, without liability to you or your affiliates (as determined without giving effect to any waiver, amendment or other modification thereto that is materially adverse to the interests of the Commitment Parties, collectively, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations, and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the purchase of the Notes on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied or waived by the Commitment Parties. This paragraph shall be referred to herein as the “Certain Funds Provision.”

4. Syndication.

(a) We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitments with respect to the Notes to a syndicate of financial institutions, investing firms, trusts or other persons or entities; provided that we will not syndicate to any Disqualified Institution (to be defined in a substantially similar form as defined under that certain First Lien Term Loan Credit Agreement, dated as of November 17, 2023 (as amended, restated, supplemented or otherwise modified, the “Existing Credit Agreement”), by and among you, OpCo, each other party thereto and Jefferies Finance LLC, as administrative agent ); provided, further, that no such syndication or any assignment (x) shall relieve us of our obligations hereunder (including our obligation to issue the Notes available on the applicable Closing Date on the terms and conditions hereof) upon satisfaction or waiver by us of all conditions to the initial extensions of credit on the applicable Closing Date and (y) shall become effective as between you and us with respect to all or any portion of our respective Commitments in respect of the Notes until the issuance of the Notes on the applicable Closing Date; provided, finally, that, unless you agree in writing (in your sole discretion), we shall retain exclusive control over (and shall not directly or indirectly agree to accept direction from, or accept direction from, any third party with respect to) the rights and obligations with respect to our respective Commitments in respect of the Notes, including all rights with respect to consents, modifications, supplements and amendments. We will exclusively manage all aspects of any syndication in consultation with you, including decisions as to the selection of prospective Purchasers to be approached, when they will be approached, when their commitments will be accepted, which prospective Purchasers will participate, the allocation of the commitments among the Purchasers, any naming rights and the amount and distribution of fees to such Purchasers; provided that such prospective Purchasers shall not include any Disqualified Institution. To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts, to the extent practicable and not in contravention of the Acquisition Agreement, to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to Holdings, the Target, the Transactions and the other transactions contemplated hereby as we may reasonably request in connection with the syndication of the Commitments; provided, however, that a confidential information memorandum shall not be required to be prepared in connection with the syndication of the Notes.

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5. Information. You represent, warrant and covenant (as applicable) (and, with respect to the Acquired Business prior to the consummation of the Acquisition, to the best of your knowledge) that:

(a) all written factual information and data concerning the Transactions, other than the Projections, information of a general economic or industry-specific nature (such non-excluded items, the “Information”), that has been or will be made available to us by or on behalf of you or any of your or its respective representatives in connection with the Transactions is or will be, when furnished, taken as a whole and as supplemented as provided below, complete and correct in all material respects;

(b) none of the Information shall, when furnished or on the Closing Date, taken as a whole and as supplemented as provided below, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are made, not materially misleading; and

(c) all projections, financial estimates, forecasts and other forward-looking information that have been or will be made available to us by or on behalf of you or any of your representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ significantly and that such differences may be material).

You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that (and, with respect to the Acquired Business prior to the consummation of the Acquisition, to your knowledge) such representations and warranties will be correct in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representations. Neither the accuracy of the foregoing representations and warranties, whether or not cured, nor the delivery of any Information, Projections or any supplement thereto, shall be a condition to the Commitments and obligations of the Commitment Parties hereunder.

You shall be solely responsible for Information and the Projections, including the contents of all materials other than any contents relating to us or our affiliates. We (i) will be relying on Information, the Projections and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information, Projections and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business.

6. [Reserved].

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7. Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to the Commitment Parties, (a) all reasonable and documented disbursements and out-of-pocket expenses incurred by us or on our behalf in connection with our services to be rendered hereunder and under the Commitment Letter and the Transactions to the extent required under the Commitment Letter (but limited, in the case of legal fees and expenses, to fees and expenses of Latham & Watkins LLP as our counsel) and (b) the fees set forth in the Fee Letter, dated the date hereof, between you and us (the “Fee Letter” and, together with this Commitment Letter, the “Debt Financing Letters”).

8. Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference into this Commitment Letter.

9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of any Debt Financing Letter nor any of their terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) as required by applicable law, regulation or compulsory legal process or as required or requested by a governmental authority (including in any proxy statement required to consummate the tractions contemplated hereby) (in which case you agree to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to your affiliates and your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) [reserved], (d) this Commitment Letter and a redacted Fee Letter may be disclosed to the Acquired Business, the Sellers and their respective officers, directors, employees, attorneys, accountants and advisors, in connection with the Transactions, (e) you may disclose this Commitment Letter and its contents to any potential Purchasers or in any information memorandum, syndication distribution or offering memorandum (or other offering documents) related to the Notes or the Debt Financing, as well as in any proxy statement or other public filing, or any syndication or other marketing material, relating to the Acquisition or the Notes, (f) in connection with the exercise of any remedies hereunder, under the Fee Letter or under any of the Definitive Debt Documents or any suit, action or proceeding relating to the Debt Financing Letters or any of the Definitive Debt Documents, or the enforcement of rights hereunder or thereunder, (g) with our express prior written consent, (h) to the extent such information (1) becomes publicly available other than as a result of a breach of this paragraph by you or (2) becomes available to you or any of your affiliates on a non-confidential basis from a source other than you, so long as such source is not, to your knowledge, subject to confidentiality obligations to us, and (i) in connection with any accounting or auditing procedures so long as such recipients are informed of the confidential nature of such information and are obligated to or have been advised of their obligations to keep information of this type confidential. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter as part of projections, pro forma information or a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with syndication or issuance and sale of the Notes or the Debt Financing. Your obligations set forth in this paragraph shall terminate upon the earlier of (i) two years from the date hereof and (ii) the date of execution and delivery of the Definitive Debt Documents, at which time this paragraph shall be superseded by the relevant terms and provisions therein; provided that the termination of your (and your affiliates’ and your and your affiliates’ respective employees’, representatives’ or other agents’) obligations under this paragraph shall not relieve your responsibilities in respect of any breach of this paragraph prior to such termination. For the avoidance of doubt, nothing in this paragraph shall prohibit you from voluntarily disclosing or providing any information within the scope of this paragraph to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure by you set forth in this paragraph shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

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We agree to (and to cause our affiliates and our and our affiliates’ respective employees, representatives or other agents to) maintain the confidentiality of all confidential information provided to us by or on behalf of you, the Target and/or your respective subsidiaries and affiliates (“Transaction Information”), except that Transaction Information may be disclosed (a) to our affiliates and to our and our affiliates’ respective directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Transaction Information and instructed to keep such Transaction Information confidential) and to potential co-investors, limited partners or other financing sources and their respective affiliates, directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors, (b) to the extent requested by any regulatory or self-regulatory authority, (c) pursuant to the order of any court, administrative agency or regulator or in any pending legal or administrative proceeding, or otherwise as required by any governmental or self-regulatory authority, applicable law or regulation or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder, under the Fee Letter or under any of the Definitive Debt Documents or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or any of the Definitive Debt Documents, or the enforcement of rights hereunder or thereunder, (e) with your express prior written consent, (f) for purposes of establishing a “due diligence” defense, (g) any direct or indirect contractual counterparty to any swap or derivative transaction, in each case who agree to be bound by the terms of this paragraph or (h) to the extent such Transaction Information (1) becomes publicly available other than as a result of a breach of this paragraph by us, (2) becomes available to us or any of our affiliates on a non-confidential basis from a source other than you, so long as such source is not, to our knowledge, subject to confidentiality obligations to you or the Acquired Business or (3) is independently developed by us or any of our affiliates; provided that the disclosure of any such Transaction Information to Purchasers or prospective Purchasers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. Any person required to maintain the confidentiality of Transaction Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Transaction Information as such person would accord to its own confidential information. Our obligations set forth in this paragraph shall terminate upon the earlier of (i) two years from the date hereof and (ii) the date of execution and delivery of the Definitive Debt Documents, at which time this paragraph shall be superseded by the relevant terms and provisions therein; provided that the termination of our (and our affiliates’ and our and our affiliates’ respective employees’, representatives’ or other agents’) obligations under this paragraph shall not relieve our responsibilities in respect of any breach of this paragraph prior to such termination.

Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the

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identity of any existing or future party (or any affiliate of such party) to the Debt Financing Letters, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10. Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a) we and/or our affiliates and subsidiaries, and our potential co-investors, limited partners or other financing sources and their respective affiliates and subsidiaries (each, a “member”), in our and their respective capacities as investors or investment firms are involved in a wide range of investing activities globally (including investment advisory and management, asset management, research, and trading) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member;

(b) we and/or our members may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;

(c) information that is held elsewhere within us, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder;

(d) neither we nor any other member shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business;

(e) except, for the avoidance of doubt, with respect to, Darwin Deason in his capacity as a holder of common and preferred stock of Holdings, and A. Scott Letier, as Darwin Deason’s designee on the Board of Directors of Holdings, (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of Holdings, OpCo, the Target or any of their respective affiliates except the obligations expressly provided for under the Debt Financing Letters, (ii) we and our affiliates, on the one hand, and Holdings, OpCo, the Target and their respective affiliates, on the other hand, have an arm’s-length business relationship that does

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not directly or indirectly give rise to, nor does Holdings, OpCo, the Target or any of their respective affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we (and/or are affiliated with) may effect from time to time transactions for our own account or, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) and (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention; and

(f) neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of Holdings, OpCo, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11. Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy of any Specified Acquisition Agreement Representation there has been a failure of a condition precedent to your (or your applicable affiliate’s) obligation to consummate the Acquisition or such failure gives you (or your applicable affiliate) the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right

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to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12. Miscellaneous.

(a) Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to this Commitment Letter or any document to be signed in connection with this Commitment Letter and the Transactions shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). We may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our (i) affiliates, including trusts, foundations or managed funds or accounts, and (ii) potential co-investors, limited partners or other financing sources (in each case, other than Disqualified Institutions), whereupon we shall be released from the portion of our respective Commitments hereunder so assigned; provided that such assignment or novation shall not become effective until the issuance and sale of the Notes or relieve us of our obligations hereunder, including our obligation to purchase on the Closing Date the portion of our respective Commitments so assigned upon satisfaction or waiver by us of all conditions to such assignee making its initial extensions of credit on the Closing Date (including the portion of the Notes), to fund such assigned Commitments on the Closing Date, and the Initial Purchasers shall retain exclusive control over (and shall not directly or indirectly agree to accept direction from, or accept direction from, any third party with respect to) all rights and obligations with respect to its Commitment in respect of the Notes, including all rights with respect to consents, modifications, waivers, supplements and amendments, until the issuance and sale of the Notes has occurred. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and its respective affiliates) or any of the matters contemplated in the Debt Financing Letters.

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(c) This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective permitted successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d) The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e) You agree that we or any of our affiliates may make customary disclosures of information about the Transactions to market data collectors and similar service providers to the financing community following the consummation of the Transactions.

(f) We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”) and 31 C.F.R. § 1010.230 (as amended from time to time, the “Beneficial Ownership Regulation”), we and each Purchaser may be required to obtain, verify and record information that identifies you, which information includes the name, address, tax identification number and other information regarding you that will allow us or such Purchaser to identify you in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to us and each Purchaser. You agree that we shall be permitted to share any or all such information with the Purchasers.

13. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter, Sections 7 to and including 11 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated; provided that your obligations under this Commitment Letter, other than with respect to accuracy of information and with respect to confidentiality of the Commitment Letter, shall, to the extent covered by the provisions of the Definitive Debt Documents, automatically terminate and be superseded by such provisions of the Definitive Debt Documents.

15. Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter not later than 11:59 p.m., New York City time, on December 23, 2024 (the “Deadline”). This Commitment Letter is conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of this Commitment Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter will terminate automatically on the earliest of (the “Expiration Date”): (i) the date

10

of the valid termination of the Acquisition Agreement in accordance with its terms, (ii) the closing of the Acquisition without the issuance and sale of the Notes and (iii) five (5) business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof, including as extended as set forth under the definition thereof).

16. Commitment Reduction (or Termination). You may terminate the Commitments in whole or in part at any time.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

11

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

DCS FINANCE, LLC

By:	/s/ A. Scott Letier
Name: A. Scott Letier
Title: Manager

CHRISTY 2017, LP

By:	/s/ Michael Mann
Name: Michael Mann
Title: Co-President

By:	/s/ Michael Lin
Name: Michael Lin
Title: Co-President

[Signature Page—Commitment Letter]

Accepted and agreed to as of the date first above written:

XEROX CORPORATION

By:	/s/ Suart Kirk
Name: Stuart Kirk
Title: Treasurer

13

ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

As consideration for the Debt Financing Letters, Holdings (“you”) hereby agrees (i) to indemnify and hold harmless the Commitment Parties, the Purchasers and each of our and their respective affiliates, funds, managed accounts and subsidiaries (including controlling persons) and each of the respective officers, directors, partners, employees, affiliates, agents, advisors and attorneys-in-fact of each of the foregoing (each, an “indemnified person”), to the fullest extent lawful, from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding directly or indirectly arising out of, relating to , resulting from or otherwise in connection with any of the foregoing (each, a “Claim”), regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person promptly following written demand (together with reasonably detailed documentation describing such Claim) for all reasonable, documented and invoiced out-of-pocket costs and expenses (but limited, in the case of legal fees and expenses, to reasonable and documented legal fees of one counsel selected by us to such indemnified persons, taken as a whole, and, in the case of an actual or potential conflict of interest, where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of one additional counsel to the affected indemnified persons similarly situated, taken as a whole (and, if reasonably necessary, of one local counsel in each relevant jurisdiction)) incurred by the indemnified person (including all such costs and expenses incurred to enforce the terms of any Debt Financing Letter) as they are actually incurred in connection with investigating, preparing, defending or settling any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no indemnified person will be entitled to indemnity hereunder to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted directly from (i) the bad faith, gross negligence or willful misconduct of such indemnified person (or its controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing), (ii) the material breach of any Debt Financing Letter by such indemnified person (or its controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing) or (iii) any disputes solely among indemnified persons and not arising out of any act or omission of Holdings, or any of your or its respective controlled affiliates or controlling persons, and such indemnified person shall promptly repay such reimbursed costs and expenses to you. In addition, in no event will you or any of your affiliates or the Acquired Business or any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise; provided that, for the avoidance of doubt, the foregoing does not limit or otherwise modify your and your affiliates’ and the Acquired Business’s and any indemnified person’s indemnification obligations as provided herein to the extent such consequential, special, exemplary, punitive or indirect

Annex A-1

damages (including any loss of profits, business or anticipated savings) are included in any third party claim. In addition, in no event will you or any of your affiliates or the Acquired Business or any indemnified person be liable for any damages arising from the use by unauthorized persons of Information, Projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted from the bad faith, gross negligence or willful misconduct of such person. You shall not be liable for any settlement of any proceeding effected without your written consent (such consent not to be unreasonably withheld or delayed) unless (1) such settlement is entered with your consent or (2) there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff against any indemnified person in any such claim. For the avoidance of doubt, no indemnified person shall be entitled to indemnification pursuant to this paragraph for taxes that represent losses, claims, damages, liabilities, etc. arising from any non-tax claim or taxes that are duplicative of any indemnification or payments required by you pursuant to any Debt Financing Letter.

Notwithstanding the foregoing, each indemnified person will be obligated to refund and return promptly any and all amounts paid by you pursuant to this Annex to such indemnified person for any such losses, claims, damages, liabilities and expenses to the extent it has been determined by a court of competent jurisdiction in a final, non-appealable judgment that such indemnified person is not entitled to payment of such amounts in accordance with the terms of this Annex.

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person has given its prior written consent, which may not be unreasonably withheld, conditioned or delayed, or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of such indemnified person from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such indemnified person.

If any Claim is commenced, as to which an indemnified person proposes to demand indemnification, such indemnified person shall notify you with reasonable promptness if you are not a party to such Claim; provided, however, that any failure by such indemnified person to notify you shall not relieve you from your obligations hereunder. Furthermore: (1) in the case of a civil proceeding (excluding, for the avoidance of doubt, any governmental, regulatory or non-civil proceeding), by giving written notice to such indemnified person within fifteen (15) business days after receipt of written notice from the indemnified person of such assertion or commencement, you shall be entitled to participate in such civil proceeding and, to the extent that you shall wish, assume the defense thereof, with counsel reasonably satisfactory to such indemnified person and shall pay the fees and expenses of such counsel related to such civil proceeding, and, after such notice from you to such indemnified person of its election to assume the defense of such civil proceeding, you shall not be liable to such indemnified person under such subsection for any legal expenses of other counsel or any other expenses, in each case, subsequently incurred by such indemnified person in connection with the defense thereof, other than reasonable costs of investigation; and (2) in case any governmental, regulatory or non-civil proceeding, upon request of the indemnified person, you shall retain counsel reasonably satisfactory to the indemnified person to represent the indemnified person and any others you may designate in such governmental, regulatory or non-civil proceeding.

Annex A-2

The indemnified person shall have the right to employ separate counsel of its own choice to represent it in any such Claim and to participate in the defense thereof, but the fees and expenses of any such separate counsel (other than reasonable costs of investigation) shall be at the expense of the indemnified person, unless (i) you have failed to promptly assume the defense and employ counsel reasonably satisfactory to the indemnified person in accordance with the preceding paragraph, (ii) the use of counsel chosen by you to represent the indemnified person would present such counsel with a conflict of interest, (iii) the indemnified person shall have been advised by counsel that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including a situation in which one or more legal defenses may be available to such indemnified person and/or any other indemnified persons that are inconsistent with, different from or in addition to those available to you (in which case you shall not be entitled to assume the defense of such Claim on behalf of such indemnified person) or (iv) you authorize the indemnified person to employ separate counsel at your expense (in each such case you will pay the fees and disbursements of such counsel); provided, however, that you shall not, in connection with any one such Claim, or series of separate but substantially similar Claims arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons (other than local counsel or counsel with specialized expertise).

The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

* * *

Annex A-3

ANNEX B TO COMMITMENT LETTER

Commitments

Commitment Party	Notes Purchase Commitment	Notes Purchase Commitment Allocation Percentage
DCS Finance, LLC	$25,000,000.00	10%
Christy 2017, LP	$225,000,000.00	90%

Total:	$250,000,000.00	100%

Annex B-1

EXHIBIT A

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the respective meanings set forth in the Commitment Letter to which this Exhibit A is attached, including any other exhibits or attachments thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

It is intended that:

(a) Pursuant to that certain Equity Purchase Agreement, dated as of December 22, 2024 (together with any exhibits and schedules thereto, as amended, supplemented, waived or otherwise modified from time to time, the “Acquisition Agreement”), by and among Xerox Corporation, Lexmark International II, LLC and the Sellers, OpCo will acquire, directly or indirectly, the Acquired Business.

(b) Holdings will obtain the Notes in the quantum and on the terms described in this Commitment Letter, and OpCo will obtain the other indebtedness in connection with the Transactions substantially in the quantum and on the terms described in one or more debt commitment letters executed by OpCo on the date hereof and any related fee letter.

(c) Proceeds from the issuance and sale of the Notes received by Holdings, the proceeds otherwise received by OpCo, cash on hand at OpCo and its subsidiaries and other available sources of funds will be used to:

i.

refinance or otherwise discharge (i) that certain Credit Agreement, dated as of July 13, 2022 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time), among Lexmark International II, LLC, Lexmark International, Inc., the other guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and each of the entities from time to time party thereto as lenders, and terminating all commitments, guarantees and liens in connection therewith and (ii) any indebtedness required to be repaid, terminated or discharged pursuant to the terms of the Acquisition Agreement (collectively, the “Target Refinancing”); and

ii.

fund the payment of consideration pursuant to the terms and conditions of the Acquisition Agreement and the other payments contemplated by the Acquisition Agreement, and any fees, closing payments, premiums, costs and expenses (including any original issue discount or similar fee) incurred in connection with the Transactions (as defined below);

(d) The transactions described above, together with the transactions related thereto (including the payment of all fees, premiums (if any) and expenses incurred in connection with the foregoing and transactions related thereto), are collectively referred to herein as the “Transactions”.

(e) For purposes of the Commitment Letter, “Closing Date” means the date on which the Acquisition is consummated in accordance with this Commitment Letter.

EXHIBIT B

TERM SHEET

Issuer:	Xerox Holdings Corporation, a New York corporation (“Holdings”).

Guarantors:	None.

Agent:	An agent determined by the Commitment Parties in their discretion will act as the sole agent and will perform the duties customarily associated with such role.

Initial Purchasers:	As of the Closing Date, the Initial Purchasers or any other co-investor, limited partner or managed fund or account to whom the Initial Purchasers make any assignments of any portion of the Commitments (in each case, excluding Disqualified Institutions, together with the Initial Purchasers, collectively the “Purchasers”).

Notes:	A note purchase agreement in an aggregate principal amount of $250,000,000 (the “Note Purchase Agreement” and the notes issued thereunder, the “Notes”).

Interest:

Except as set forth below, 13.0% per annum, in Cash Interest.

If SOFR is 6.25% per annum or greater on the Closing Date, then the interest rate shall be 1.5% per annum greater, and if SOFR decreases to 2.95% or less on the Closing Date, then the interest rate shall be 1.5% less per annum.

Step-ups of 0.50% on the first anniversary of the Closing Date, 0.50% on the second anniversary of the Closing Date, and 0.125% on the last business day of each calendar quarter thereafter until the Notes are redeemed or repaid in full (at maturity or otherwise).

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will be payable quarterly and PIK Interest will compound quarterly.

PIK Option	At Holding’s option, during the first 30 months of duration, it can elect to accept a 1.00% increase in interest rate in order to make interest payable partially in kind (“PIK Interest”). If Holdings exercises such election, Holdings will pay 5.0% of each interest payment in kind and the remaining to get to the then interest rate as cash interest (“Cash Interest”). At any time, Holdings has the option to revert to paying all such interest as Cash Interest and have the rate decrease by 1.00%; provided that Holdings is paying all current interest in cash and has paid all previous PIK Interest in full; provided, further that, notwithstanding any PIK Interest election made by Holdings, on and after the second anniversary of the Closing

Exhibit B-1

Date, Holdings shall be required to pay all interest in Cash Interest if the total Net Debt to EBITDA of Holdings and its subsidiaries (each to be defined in a manner satisfactory to the Initial Purchasers) is less than or equal to 2.50 to 1.0.

Default Rate:	Additional 2.50% per annum.

Maturity:	Fifth anniversary of the Closing Date.

Security:	None.

Mandatory Redemption:	None.

Voluntary Redemption:

Redeemable at any time at the option of Holdings, upon not less than 10 or more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest, subject to the following minimum MOICs:

•  on and after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 1.25x;

•  on and after the second anniversary of the Closing Date and prior to the 90th day thereafter, 1.30x;

•  on and after the 90th day days after the second anniversary of the Closing Date and prior to the 180th day after the second anniversary of the Closing Date, 1.34x; and

•  thereafter, increasing by an additional 0.04x on each 90th day until the Notes are redeemed or repaid in full (at maturity or otherwise).

Representations and Warranties:	Customary for transactions of this type and substantially similar to the representations and warranties in the purchase agreement with respect to the 8.875% Senior Notes due 2029 of Holdings (the “2029 Holdings Notes”).

Conditions Precedent:	Subject to the Certain Funds Provision, the purchase of the Notes on the Closing Date will be subject solely to (a) delivery of a customary issuance notice (provided that such notice shall not include or require any representation or statement as to the absence (or existence) or any default or event of default) and (b) the satisfaction (or waiver by the Commitment Parties) of the applicable conditions set forth in Section 3 of the Commitment Letter and Exhibit C to the Commitment Letter.

Financial Reporting:	Customary for transactions of this type and substantially similar to the financial reporting in the indenture governing the 2029 Holdings Notes.

Exhibit B-2

Negative Covenants:	Customary for transactions of this type and at least as restrictive to Holdings as the covenants in the indenture governing the 2029 Holdings Notes.

Financial Covenant:	Cross default to any financial covenant in any other material debt (including, without limitation, the Existing Credit Agreement and the Refinancing Facility (as defined in the JEF Commitment Letter (as defined in the Acquisition Agreement)) of Holdings or OpCo.

Events of Default:	Customary for transactions of this type and substantially similar to the events of default in the indenture governing the 2029 Holdings Notes but which in any event will include a breach of the cross default provision immediately above.

Governance and Board Rights:	Right to appoint one observer to the board of directors of Holdings and any committee thereof (subject to customary exclusions satisfactory to the Initial Purchasers); converts to a seat on the board of directors if either (i) any event of default occurs or (ii) the second anniversary of the Closing Date has occurred, in each case, until the Notes have been redeemed or repaid in full (at maturity or otherwise).

Amendments:	Customary for transactions of this type and substantially similar to the amendments provisions in the indenture governing the 2029 Holdings Notes.

Transfer Restrictions:	Customary for transactions of this type, which shall include, for the avoidance of doubt, transfers without the consent of Holdings to any entity, trust, or foundation controlled by the Purchasers (“Family Affiliates”) for estate planning as well as co-investors, limited partners or financing sources.

Registration Rights:	None.

Expenses:	Holdings shall pay (i) all reasonable and documented out-of-pocket expenses of the Agent and the Commitment Parties associated with the preparation, negotiation, execution, delivery and administration of the Definitive Debt Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to fees and expenses of Latham & Watkins LLP) and (ii) all reasonable and documented out-of-pocket expenses of the Agent, the Commitment Parties and the Purchasers in connection with the enforcement of, or protection or preservation of rights under, the Definitive Debt Documents (but limited, in the case of legal fees and expenses, to Latham & Watkins LLP, and, in the case of an actual or potential conflict of interest, one additional counsel to the affected persons similarly situated, taken as a whole.

Indemnification:	Substantially similar to the Existing Credit Agreement, with such changes as are necessary to reflect transactions of this type.

Exhibit B-3

Governing Law and Forum:	New York.

Counsel to the Commitment Parties:	Latham & Watkins LLP.

Exhibit B-4

EXHIBIT C TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit C have the meanings assigned to them elsewhere in this Commitment Letter (including in the other exhibits, schedules or annexes thereto). The purchase of the Notes on the Closing Date is solely conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter, the conditions expressly set forth in Exhibit B to this Commitment Letter under the heading “Conditions Precedent” and those below.

GENERAL CONDITIONS

1. Concurrent Financings. OpCo (or its subsidiaries) shall have received proceeds from each of the Refinancing Facility and/or the Senior Refinancing Debt in lieu thereof, the Senior Unsecured Notes and the Incremental Rollover Facility (each as defined in the JEF Commitment Letter as of the date hereof), in each case on terms and conditions substantially consistent with one or more debt commitment letters executed by OpCo on the date hereof and any related fee letter with only such modifications that would not (i) reasonably be expected to materially adversely affect the rights of the Commitment Parties or the Initial Purchasers (as determined in good faith by such Commitment Parties or Initial Purchasers) or (ii) decrease the proceeds received (in the aggregate) from the Refinancing Facility and/or the Senior Refinancing Debt in lieu thereof, the Senior Unsecured Notes and the Incremental Rollover Facility without a proportional or substantially similar decrease in the Notes.

2. Acquisition.

(a) The Acquisition shall have been consummated or will be consummated substantially concurrently with or immediately following the issuance and sale of the Notes.

(b) The Acquisition Agreement shall not have been amended, modified or waived, and OpCo (or its applicable affiliate) shall not have consented to any action thereunder or pursuant thereto which would require the consent of OpCo (or its applicable affiliate) under the Acquisition Agreement, that is, in the aggregate when taken as a whole, materially adverse to the interests of the Commitment Parties in their respective capacities as such without the consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (1) any change to the definition of “Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Commitment Parties, (2) no increase in the acquisition consideration shall be deemed to be materially adverse to the interests of the Commitment Parties so long as such increase is not funded with the proceeds of long-term indebtedness (excluding for the avoidance of doubt, borrowings under OpCo’s asset based lending facility), (3) no modification to the acquisition consideration as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Acquisition Agreement as of the date hereof shall constitute a decrease or increase in the acquisition consideration and (4) each Commitment Party and Initial Purchaser shall be deemed to have consented to any waiver or amendment of the Acquisition Agreement if it shall have not affirmatively objected to any such waiver or amendment within five (5) Business Days (as defined in the Acquisition Agreement (as in effect on the date hereof)) of receipt of written notice of such waiver or amendment) and the Acquisition shall be consummated in accordance with the Acquisition Agreement.

2. Refinancing of Existing Target Debt and Consummation of Transactions. The Target Refinancing shall have been consummated or substantially concurrently with the issuance and sale of the Notes be consummated, and the Transactions shall have been consummated substantially as set forth in the Transaction Description.

Exhibit C-1

3. Payment of Fees and Expenses. All costs, fees, expenses (including legal fees and expenses) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to the Commitment Parties, the Purchasers or any of our or their respective affiliates that, in the case of expenses have been invoiced at least three (3) business days prior to the Closing Date, shall have been paid to the extent due.

4. Customary Closing Documents. Subject to the Certain Funds Provision, Holdings shall have executed and delivered to the Agent and the Purchasers (or their respective counsel) (a) the Definitive Debt Documents that contains the terms set forth in the Term Sheet and is otherwise in form and substance consistent with the Commitment Letter and (b) the following deliverables: (i) customary legal opinions, (ii) customary closing certificates, (iii) customary officer certificates regarding evidence of authority with respect to Holdings, charter documents and good standing and (iv) a solvency certificate from the chief financial officer or other officer of equivalent duties of Holdings (substantially similar to the form to be delivered under the Existing Credit Agreement, provided that such certificate will in any event be with respect to Holdings and its subsidiaries).

5. KYC. So long as reasonably requested in writing to Holdings at least ten (10) business days prior to the Closing Date, the Agent and the Purchasers shall have received, at least two (2) business days prior to the Closing Date (or such shorter period as the Purchasers may agree) (i) all documentation and other information relating to Holdings (after giving effect to the Transactions) reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) solely to the extent that Holdings qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to Holdings, which certification shall be substantially similar to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

6. Financial Statements. The Commitment Parties and the Agent shall have received (a) audited consolidated balance sheets of each of Holdings and the Target as of the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 and any fiscal years ended at least 90 days before the Closing Date and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows (or such equivalent financial statements) of each of Holdings and the Target for such fiscal years (including any fiscal year ended at least 90 days before the Closing Date), and (b) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows (or such equivalent financial statements) of Holdings and the Target for any subsequent financial quarter (other than, in each case, any fourth fiscal quarter of any fiscal year) ended after the date of the most recent financial statements delivered pursuant to clause (a) above and at least 45 days before the Closing Date (and the corresponding period of the prior fiscal year). The Commitment Parties acknowledge the receipt of the (i) audited consolidated balance sheet of Holdings and the Target as of the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 as described in clause (a) above, and (ii) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows (or such equivalent financial statements) of Holdings and the Target for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 as described in clause (b) above.

Exhibit C-1